EXHIBIT (q)(2)

POWER OF ATTORNEY

We, the undersigned officers and Trustees of 5-to-15 Year Laddered Municipal Bond Portfolio, a Massachusetts business trust, do hereby severally constitute and appoint Thomas E. Faust Jr., Maureen A. Gemma, James F. Kirchner or Deidre E. Walsh, or any of them, to be true, sufficient and lawful attorneys, or attorney for each of us, to sign for each of us, in the name of each of us in the capacities indicated below, any Registration Statement and any and all amendments (including post-effective amendments) to such Registration Statement filed by Eaton Vance Municipals Trust II with the Securities and Exchange Commission in respect of shares of beneficial interest and other documents and papers relating thereto.

IN WITNESS WHEREOF we have hereunto set our hands on the dates set opposite our respective signatures.

Signature	Title	Date
/s/ James H. Evans James H. Evans	President and Principal Executive Officer	May 17, 2016
/s/ James F. Kirchner James F. Kirchner	Treasurer and Principal Financial and Accounting Officer	May 17, 2016
/s/ Scott E. Eston Scott E. Eston	Trustee	May 17, 2016
/s/ Thomas E. Faust Jr. Thomas E. Faust Jr.	Trustee	May 17, 2016
/s/ Cynthia E. Frost Cynthia E. Frost	Trustee	May 17, 2016
/s/ George J. Gorman George J. Gorman	Trustee	May 17, 2016
/s/ Valerie A. Mosley Valerie A. Mosley	Trustee	May 17, 2016
/s/ William H. Park William H. Park	Trustee	May 17, 2016
/s/ Helen Frame Peters Helen Frame Peters	Trustee	May 17, 2016
/s/ Susan J. Sutherland Susan J. Sutherland	Trustee	May 17, 2016
/s/ Harriett Tee Taggart Harriett Tee Taggart	Trustee	May 17, 2016
/s/ Ralph F. Verni Ralph F. Verni	Trustee	May 17, 2016